CONSULTING AGREEMENT

This Consulting Agreement, by and between El Capitan Precious Metals, Inc., a Nevada corporation (the “Company”), and Charles C. Mottley (the “Consultant”) is entered into as of the 1st day of October, 2007 (the “Effective Date”).

Now, Therefore, for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Consultant, each intending to be legally bound, hereby agree as follows:

1.  Consultant Services. During the term of this Agreement, Consultant shall from time to time use its best efforts to perform corporate advisory services for the Company, including without limitation providing services relating to: (i) strategic advisory services; (ii) corporate financial planning; (iii) market analysis; (iv) introductions to potential investors; and (v) other consulting and advisory services which may in the future be mutually agreed upon by the Company and Consultant.

The Company and Consultant hereby acknowledge and agree that: (i) Consultant is not a “broker” or “dealer” as defined under any applicable federal and/or state securities laws; (ii) Consultant shall not engage in any acts for which he is required to be a broker-dealer; (iii) Consultant shall solely act to provide advice to the Company with respect to capital raising and market analysis, and shall not engage in any sales efforts in connection with any investment by any person or entity in the Company; (iv) Consultant shall not participate in any negotiation of the terms of any such investment; and (v) Consultant shall not give any advice to anyone regarding the valuation of, potential return on, or the terms of any investment in, any securities of the Company, except as authorized by the Company. Consultant makes no representations, warranties or guaranties of any specific results or success.

The Company further acknowledges that the services of Consultant provided hereunder are not exclusive to the Company, and, subject to the terms of Section 6 hereof, nothing herein shall be construed to limit or restrict Consultant or his affiliates in conducting such business with respect to others or in rendering such advice to others. Consultant hereby acknowledges that the Company’s engagement of Consultant is similarly not exclusive, and the Company is free to obtain similar services as provided by Consultant from third parties.

2.  Term. Subject to earlier termination by the parties in accordance with the terms of Section 8 hereof, the term of this Agreement shall commence on the Effective Date and continue until such time that the Company has paid Consultant an aggregate Consulting Fee of $300,000 pursuant to the terms of Section 3 hereof (the “Term”).

3.  Compensation. As consideration for Consultant’s entry into this Agreement and performance of the consulting services set forth herein, the Company shall pay Consultant the following compensation (the “Consulting Fee”):

(a)  Base Payment. The Company shall pay Consultant a one-time payment of $25,000, in cash, within five (5) days of the first date after the Effective Date upon which the Company’s cash balance exceeds $250,000 in the aggregate (the “Base Payment”); and

(b)  Monthly Payment. The Company shall pay Consultant up to an aggregate of $275,000, payable in monthly installments during the Term, the amount of each such installment to be based on the Company’s cash availability as determined by the Company’s average daily cash balance for the preceding month in accordance with the following schedule (each a “Monthly Payment”):

	Company’s Average Daily Cash Balance for the Preceding Month
	Less than $250,000	$250,000 to $500,000	$500,000 to$1,000,000	Over $1,000,000
Monthly payment amount	$2,500	$5,000	$7,500	$10,000

4.  Reimbursement. All third-party and out-of-pocket expenses incurred by the Consultant in performing the consulting services shall be paid by the Company, or shall be reimbursed by the Company if paid by the Consultant on behalf of the Company, within ten (10) days of receipt of written notice by the Consultant, provided that the Company must approve in advance all such expenses.

5.  Confidentiality. As a condition to the Company’s obligations hereunder and Consultant’s continuing relationship with the Company as a consultant and financial and investment advisor, Consultant understands and agrees as follows:

(a)  Consultant acknowledges that he may have received, or may receive in the future, certain confidential forward-looking statements and information, either written or oral, or other confidential or non-public information from the Company concerning the Company and its prospects, including without limitation all financial statements, reports, memorandums, analyses, notes or other information that are based on, contain or reflect any information deemed confidential by the Company (collectively, the “Confidential Information”).

(b)  Consultant shall use the Confidential Information solely for the purpose of performing the services required to be performed by Consultant hereunder. Consultant shall keep all Confidential Information confidential, and shall not disclose any Confidential Information without the prior written consent of the Company.

(c)  Following the completion of its engagement by the Company, Consultant shall promptly return any Confidential Information in their respective possessions to the Company, without retaining any copy thereof, and destroy all tangible forms of Confidential Information prepared by or for internal use which reflect, contain or embody Confidential Information.

(d)  Consultant hereby acknowledges that he is aware that the securities laws of the United States prohibit any person who has material non-public information concerning the Company or a possible transaction involving the Company from purchasing or selling securities in reliance upon such information or from communicating such information to any other person or entity under circumstances in which it is reasonably foreseeable that such person or entity is likely to purchase or sell such securities in reliance upon such information.

(e)  For the purposes of this Agreement, the definition of “Confidential Information” shall not include information which (i) had been made previously available to the public by the Company; (ii) is or becomes generally available to the public, unless the information being made available to the public results in a breach of this Agreement; (iii) prior to disclosure to Consultant, was already rightfully in any such person’s possession; or (iv) is obtained by Consultant from a third party who is lawfully in possession of such information, and not in violation of any contractual, legal or fiduciary obligation to the Company, with respect to such information and who does not require Consultant to refrain from disclosing such information to others.

6.  Non-Solicitation and Non-Competition. Consultant agrees that, during the period from the Effective Date to the date that is one (1) year beyond the Term, Consultant will not, without the prior written consent of the Company, directly or indirectly, on behalf of Consultant or any third party, do or commit any of the following acts:

(a)  Induce, entice, hire or attempt to hire, employ or otherwise contract with any employee or independent contractor of the Company; provided, that Consultant may contract with independent contractors for matters that are not related to the business activities of the Company.

(b)  Induce, or attempt to induce any employee or independent contractor of the Company to leave the employ or cease doing business with the Company.

(c)  Induce, or attempt to induce, any customer, supplier, vendor or any other person to cease doing business with the Company.

(d)  Induce or attempt to induce any individual to violate any agreement with the Company.
Consultant further agrees that, from the Effective Date to the date that is one (1) year beyond the Term, he will not, without the prior written consent of the Company, directly or indirectly, render services, advice or assistance to any corporation, person, organization or other entity which engages in the mining business, or engage in any such activities in any capacity whatsoever, including, without limitation, as an employee, independent contractor, officer, director, manager, beneficial owner, partner, member or shareholder (other than being a shareholder of a corporation required to file periodic reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, where the shareholder’s total holdings are less than three percent (3%)).

7.  Status of Consultant as Independent Contractor.

(a)  Using his best efforts, Consultant shall devote such time to the performance of the services described in this Agreement as may be necessary to satisfactorily complete the such services.

(b)  Consultant shall be an independent contractor in the performance of this Agreement, and shall not be deemed an employee of the Company for any purpose whatsoever. Consultant shall not be entitled to participate in any benefit programs for the Company employees, including without limitation health benefits, life insurance, pension or profit sharing plans and paid vacation and sick leave. Consultant shall be solely responsible for the payment of his income taxes as required by any and all government agencies with respect to compensation paid to Consultant by the Company, and shall comply with all regulations therefrom.

(c)  Consultant shall have no power to act as an agent of the Company or bind the Company in any respect.

8.  Termination.

(a)  Termination by Company. The Company shall be entitled to terminate this Agreement with or without Cause (as defined herein) at any time with written notice to Consultant. In the event termination is with Cause, the Company shall be required to pay Consultant for any accrued (in accordance with the schedule set forth in Section 3 hereof) and unpaid portion of the Consulting Fees and reimburse Consultant for any accrued and unpaid expenses up to the date of termination. In the event termination is without Cause, the Company shall be required to continue to pay Consultant the Consulting Fee (in accordance with the schedule set forth in Section 3 hereof) through the remainder of the Term. "Cause" means any of the following: (i) failure of Consultant to perform the services hereunder; (ii) gross negligence or willful misconduct of Consultant in connection with his duties or responsibilities; (iii) fraudulent activity by Consultant; (iv) any action of Consultant exposing the Company to material adverse consequences, financial or otherwise; (v) Consultant’s indictment of any felony or a misdemeanor involving moral turpitude (including entry of a nolo contendere plea); (vi) Consultant’s misappropriation or embezzlement of the property of the Company or its affiliates (whether or not a misdemeanor or felony); or (vii) Consultant’s death or disability resulting in his inability to perform the services under this Agreement.

(b)  Termination by Consultant. Consultant shall be entitled to terminate this Agreement, for any reason or no reason, upon thirty (30) days written notice. In the event of Consultant’s termination of this Agreement, Consultant shall be entitled to payment for any accrued (in accordance with the schedule set forth in Section 3 hereof) and unpaid portion of the Consulting Fees and reimbursement for any accrued and unpaid expenses up to the date of termination.

9.  General Provisions.

(a)  Assignment. Consultant may not assign or subcontract his rights or obligations under this Agreement without the prior written consent of the Company. The Company may assign its rights to any affiliated entity.

(b)  Amendment. This Agreement may be modified or amended only by a written agreement signed by both the Company and Consultant.

(c)  Governing Law. The laws of Nevada will govern the validity, construction, and performance of this Agreement, without regard to any choice of law or conflict of law rules and regardless of the location of any arbitration under this Agreement.

(d)  Construction. Wherever possible, each provision of this Agreement will be interpreted so that it is valid under the applicable law. If any provision of this Agreement is to any extent invalid under the applicable law, that provision will still be effective to the extent it remains valid. The remainder of this Agreement also will continue to be valid, and the entire Agreement will continue to be valid in other jurisdictions.

(e)  No Waiver. No failure or delay by either the Company or Consultant in exercising or enforcing any right or remedy under this Agreement will waive any provision of the Agreement. Nor will any single or partial exercise by either the Company or Consultant of any right or remedy under this Agreement preclude either of them from otherwise or further exercising these rights or remedies, or any other rights or remedies granted by any law or any related document.

(f)  Captions. The headings in this Agreement are for convenience only and shall not affect this Agreement’s interpretation.

(g)  References. Except as otherwise required or indicated by the context, all references to Sections in this Agreement refer to Sections of this Agreement.

(h)  Entire Agreement. This Agreement supersedes all previous and contemporaneous oral negotiations, commitments, writings, and understandings between the parties concerning the matters in this Agreement. In the case of any conflict between the terms of this Agreement and any other agreement, writing or understanding, this Agreement will control.

(i)  Notices. Any notice to be given shall be sufficiently given when received, and, if mailed, shall be deemed received three (3) business days after the date of mailing if sent by certified mail, postage prepaid, to the address of the party set forth below (or to such other address as the party shall designate by written notice).
If to the Company, to:	El Capitan Precious Metals, Inc.
1325 Airmotive Way, Suite 276
Reno, NV 89502
Attention: Chief Financial Officer
Facsimile: (775) 201-0168

If to Consultant, to:	Charles C. Mottley

Facsimile:

(j)  Severability. The invalidity or unenforceability of one or more provisions of this Agreement shall not affect the validity or enforceability of any of the other provisions, and this Agreement shall be construed as if such invalid or unenforceable provisions were omitted. If any provision is unenforceable because it is overbroad, the parties agree that such provision shall be limited to the extent necessary to make it enforceable, it being the intent of the parties that provisions of this Agreement be enforced to the maximum extent possible.

(k)  Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement binding on all parties. Each party shall become bound by this Agreement immediately upon signing any counterpart, independently of the signature of any other party. In making proof of this Agreement, however, it will be necessary to produce only one copy signed by the party to be charged.

Signature Page Follows

IN WITNESS WHEREOF, the undersigned Consultant and the Company have executed this Agreement effective as of the Effective Date.

El Capitan Precious Metals, Inc. a Minnesota corporation

By:	/s/ Kenneth P. Pavlich
Kenneth P. Pavlich
Its: President and CEO

By:	/s/ Charles C. Mottley
Charles C. Mottley